Exhibit 99.1

Date:    September 15, 2017
Contact: Victor H. Mendelson (305) 374-1745 Ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 Ext. 7570

HEICO CORPORATION COMPLETES AEROANTENNA ACQUISITION
HEICO’S LARGEST PURCHASE
Hollywood, FL, Miami, FL -- HEICO Corporation (NYSE: HEI.A and HEI) today announced that its Electronic Technologies Group completed the acquisition of AeroAntenna Technology, Inc. (“AeroAntenna”), HEICO’s largest-ever acquisition. On August 18, 2017, HEICO announced it had entered into an agreement, subject to regulatory approval which was subsequently received, to acquire AeroAntenna. The purchase was completed under the previously announced terms.

HEICO expects the acquisition to be accretive to its earnings per share within the year following acquisition. The Company did not release further financial details.

Chatsworth, CA-based AeroAntenna is a leader in the design and production of high performance active antenna systems for critical defense applications, precision guided munitions, commercial aircraft and other commercial uses. AeroAntenna is a known leader in numerous antenna types, including GPS, aircraft navigation and satellite communications antennas.

HEICO stated that AeroAntenna will continue to operate in its current location with its current management team in place and that it does not expect any material staff turnover to result from the acquisition.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share. The stock symbols for HEICO’s two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO’s Class A Common Stock symbol (HEI.A) to HEI/A or HEIa.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.